ARTICLES OF AMENDMENT TO THE RESTATED CHARTER
                             OF
                  CCB FINANCIAL CORPORATION

     The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Restated Charter:

     1. The name of the corporation is CCB Financial
Corporation.

     2. The following amendment to the Restated Charter of the corporation was adopted by its shareholders on the 5th day of April, 1994, in the manner prescribed by Chapter 55 of the General Statutes of North Carolina:

  Article 4 of the Restated Charter of the corporation hereby is amended by deleting the first sentence and inserting in lieu thereof the following sentence:

     "The total number of shares of capital stock which the Corporation has authority to issue is 35,000,000, of which 30,000,000 shall be common stock, $5.00 par value, and 5,000,000 shall be serial preferred stock."

     3.   The number of shares of the corporation
outstanding at the time of such adoption was 9,516,379; the number of votes entitled to be cast thereon was 9,516,379;
and the number of votes indisputably represented at the meeting of shareholders was 6,102,809.

     4. The number of votes cast for such amendment was 5,826,776; and the number of votes cast against such amendment was 179,177.

     This the 2nd day of May, 1994.

                              CCB FINANCIAL CORPORATION

                              By:  /s/  Ernest C. Roessler
                              Ernest C. Roessler, President

Prepared by and return to:
Brian Thomas Atkinson
For the firm of
Ward and Smith, P.A.
Suite 2400
Two Hannover Square
Fayetteville Street Mall
Raleigh, North Carolina  27601
Telephone:  (919) 836-1800